Exhibit 10.1

Description of Oral Reseller Agreement Between the Company and Promethean, Inc. (May 2007)

On April 18, 2006, we entered into a Reseller Agreement with Promethean, Inc., pursuant to which we were granted the exclusive right to market and resell certain Promethean products in North Carolina and South Carolina. The Reseller Agreement expired in accordance with its terms on December 31, 2006. Subsequently, the parties continued operating under the terms of the expired Reseller Agreement. In March of 2007, the parties engaged in negotiations for a new agreement.

On or about May 4, 2007, the parties were successful in agreeing on the terms of an interim agreement to be effective beginning May 1, 2007. In exchange for purchasing an initial minimum amount of Promethean product aggregating approximately $2.3 million, we will receive standardized pricing for the products. We believe that the arrangement preserves our previous exclusive reseller status in the North and South Carolina markets. The interim arrangement is to remain in effect through July 31, 2007 and then through October 31, 1007, subject to mutual reviews by Promethean and CSI. Based on such reviews, it is anticipated that the arrangement will either be extended or renegotiated by the parties. The terms of the agreement have not been memorialized in a formal written contract.